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                                                            Exhibit 99.1

                      REXON ANNOUNCES CHAPTER 11 FILING

DENVER, CO., SEPTEMBER 13, 1995, REXON Inc. (NASDAQ/REXNQ), announced today that it has filed a voluntary petition for relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Colorado. The filing is intended to allow the Company to restructure its financial obligations through a plan of reorganization.

        The Company has been seeking to raise needed working capital through additional debt and/or equity financings. Despite REXON's best efforts, it has been unable to complete such new financing or obtain a new credit line with more favorable terms before today's filing. Due to its shortage of working capital and inability to obtain new debt or equity financing, REXON's Board of Directors determined that a Chapter 11 filing was the alternative that would allow the Company to continue in business and would be in the best interests of its customers, creditors, shareholders, and employees.

        REXON is currently considering debtor-in-possession financing proposals received by the Company and is in the process of selecting which proposal, if any, will be submitted for bankruptcy approval. This positive development should allow the Company to maintain its present business and give it an opportunity to increase revenues and return to profitability. A hearing is expected to be scheduled next week for the court's approval of a proposed financing.

        The bankruptcy filing is limited to REXON Incorporated, the U.S. parent corporation, and its REXON/Tecmar, Inc. subsidiary. REXON's foreign subsidiary, REXON Singapore, Pte. Ltd., intends to resume its manufacturing operations, with a minimum of disruption and impediments.

        Robert C. Genesi, Chairman and CEO, stated "Our decision to seek protection under Chapter 11 was a very difficult one. We have made every reasonable effort to complete a $10 million financing which, if successful, would have given us the opportunity to take advantage of what we felt were good business prospects going forward. However, despite those efforts (which included the sale of the Company's real estate in Solon, Ohio), the Company could not complete the financing within the time available to us."

        Mr. Genesi added "While we obviously preferred to avoid this bankruptcy filing, we believe that in the long term, this filing will benefit our financial situation and allow us to begin to resume our routine operations with a minimum of disruption. The new requested line of credit will facilitate full payment to all suppliers for goods and services that we receive after today's filing. We intend to promptly begin the preparation of a reorganization plan which will be designed to strengthen REXON as a viable going concern while also maximizing recovery for our creditors, vendors, and shareholders. The continued strong support being shown by our customers and creditors at this time is very much appreciated and we fully believe we will be able to fulfill their trust and confidence."

        The Company also announced that Henry E. Oberle, President, COO, and a director (who was located at the sold Ohio facility), and Kanwal Rekhi, an independent director, have recently resigned their positions with the Company to pursue personal projects and other interests.

        REXON Inc. is a publicly owned company dedicated to data storage and systems for the computer industry. It offers Wangtek 1/4 inch cartridge (QIC) and Digital Audio Tape (DAT) drive product. Tecmar brand solutions include QICVault, DATaVault, ProLine and ProLine CX. Multimedia products are marketed under the Tecmar brand to major OEM's and Distributors.

                                (REXNQ/NASDAQ)
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